UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): MARCH 1, 2005

HEALTH NET, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12718	95-4288333
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21650 Oxnard Street

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

(818) 676-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On March 1, 2005, Health Net, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its five year revolving Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, as Syndication Agent, and the other lenders party thereto, dated as of June 30, 2004 (the “Senior Credit Facility”). The Amendment, among other things, amends the definition of Consolidated EBITDA to exclude from the calculation of Consolidated EBITDA during the five fiscal quarter periods commencing with the fiscal quarter ended December 31, 2004 and ending with the fiscal quarter ending December 31, 2005, up to $375 million relating to cash and non-cash, non-recurring charges in connection with litigation and provider settlement payments, any increase in medical claims reserves and any premiums relating to the repayment or refinancing of debt evidenced by the Company’s $400,000,000 8 3/8% Senior Notes due 2011, to the extent such charges cause a corresponding reduction in Consolidated Net Worth (as defined in the Senior Credit Facility).

The foregoing summary description does not purport to be complete and is qualified in its entirety by reference to the Amendment. A copy of the Amendment is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Section 9—Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.1	First Amendment to Credit Agreement, dated as March 1, 2005, by and among Health Net, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, as Syndication Agent, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2005

HEALTH NET, INC.

By:	/s/ B. CURTIS WESTEN
B. Curtis Westen
Senior Vice President, General Counsel and Secretary